Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of August 10, 2006 (the “Effective Date”) is by and among Prosperity Bancshares, Inc., a Texas corporation (the “Company”), Prosperity Bank, a Texas banking association (the “Bank”), and James D. Rollins III, an individual residing in Houston, Harris County, Texas (the “Employee”). The Company and the Bank are collectively referred to herein as “Prosperity.”

WITNESSETH:

WHEREAS, the Board of Directors of the Company and the Board of Directors of the Bank, upon recommendation of the Compensation Committee of the Board of Directors of the Company, believes it is in the best interest of the Company and the Bank, respectively, to enter into this Agreement to assure Prosperity of Employee’s continued service, the availability of his full attention and dedication to Prosperity currently and in the event of any threatened or pending Change in Control (as defined herein); and

WHEREAS, the Boards of Directors of the Company and the Bank believe it to be advisable and in the best interests of the Company and the Bank, respectively, and of the Employee to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Company, the Bank and the Employee as forth herein;

NOW THEREFORE, the parties, intending to be legally bound, for the consideration set forth in this Agreement and for other good and valuable consideration, agree as follows:

1. Employment. On the terms and subject to the conditions set forth in this Agreement, the Company and the Bank hereby agree to employ Employee, and engage the services of the Employee to serve as President of the Company and the Bank, and Employee hereby accepts employment with the Company and the Bank according to the terms set forth in this Agreement.

2. Duties. The Employee shall have the position (including status, offices, titles and reporting requirements), authority, duties, and responsibilities customarily associated with the president of a bank having assets similar in nature and value to the assets of Prosperity.

3. Term of Agreement. The term of this Agreement shall be as follows:

3.1 Term. The Term of this Agreement shall commence on the Effective Date and continue for a period of three years (“Term”), unless terminated sooner as herein provided.

3.2 Extensions. At the conclusion of each anniversary of the Effective Date of this Agreement, the Term of this Agreement shall automatically be extended to a period of three (3) years, unless this Agreement is terminated sooner as herein provided; provided however, that the Agreement shall not extend beyond the year in which Employee turns sixty-seven (67) years of age.

4. Compensation and Benefits. The compensation and other benefits payable to Employee under this Agreement shall constitute the full consideration to be paid to Employee for all services to be rendered by Employee to Prosperity.

4.1 Base Salary. During the first year of the Term of this Agreement, Prosperity shall pay Employee a base salary (“Base Salary”) of $400,000 per annum, commencing on the date of execution of this Agreement. The Employee’s Base Salary shall be payable in accordance with Prosperity’s customary policies, subject to payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Prosperity for insurance or other employee benefit plans.

4.2 Annual Review. The Employee’s Base Salary shall be reviewed annually by the Compensation Committee of the Company and may be increased from time to time at the discretion of the Compensation Committee of the Company and the Board of Directors of the Bank.

4.3 Reimbursement of Expenses. During the Term of this Agreement, Employee shall be reimbursed for any and all reasonable costs and expenses incurred by Employee in performance of his services and duties as specified in this Agreement or incurred by Employee on behalf of, or in furtherance of the business of, Prosperity, including, but not limited to business expenses incurred in connection with travel and entertainment; provided, however, that Employee shall submit to Prosperity supporting receipts and information satisfactory to Prosperity with respect to such reasonable costs and expenses. The Employee shall also be provided with the use of an automobile of Employee’s selection with a purchase cost not exceeding $65,000, and Prosperity will reimburse all operating expenses incurred by Employee for use of such automobile in carrying out Employee’s duties for Prosperity. Upon termination of this Agreement, Employee shall be entitled to purchase the automobile from the Bank by payment of the NADA trade-in value of such automobile.

4.4 Benefits. During the term of Employee’s employment, Employee shall be entitled (i) to receive health insurance benefits with the same coverages and deductibles as are currently in effect with respect to Employee and his spouse (subject to the availability of such benefits at a reasonable cost), (ii) to participate in the Prosperity’s other benefit plans to such extent as determined by the Board of Directors of the Company and (iii) to participate in the Prosperity’s other policies, including vacation and sick leave.

5. Conflicts of Interests; Covenant Not to Compete.

5.1 Employee shall, during the term of this Agreement, devote his time, attention, energies and business efforts to his duties as an employee of Prosperity and to the business of Prosperity. Employee shall not, during the term of this Agreement, directly or indirectly, for and on behalf of himself or any person, firm, partnership, corporation or other legal entity, own, manage, operate, control, invest in, make loans on advances to, guarantee the obligations of or participate in the ownership or management or operations of or be employed by or otherwise engage in the operation of any business that is in competition in any manner whatsoever with the business of Prosperity.

6. Confidential Information.

6.1 As used herein, “Confidential Information” means all technical and business information (including financial statements and related books and records, personnel records, customer lists, arrangements with customers and suppliers, manuals and reports) of Prosperity and its affiliates which is of a confidential and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee has had access during his employment. Employee shall, both during and after his employment with Prosperity, protect and maintain the confidential and/or proprietary character of all Confidential Information. Employee shall not, during or after termination of his employment, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential, except as may be necessary for the performance of his duties under this Agreement.

7. Termination.

7.1 Termination of Agreement. Except as may otherwise be provided herein, this Agreement may terminate prior to the end of the Term upon the occurrence of:

(a) Thirty (30) days after written notice of termination is given by either party to the other; or

(b) Employees’s death or, at Prosperity’s option, upon Employee’s becoming Disabled (as defined in Section 8.3 hereof).

Any notice of termination given by Employee to Prosperity under Section 7.1(a) above shall specify whether such termination is made with or without Good Reason-Change in Control (as defined in Section 8.5 hereof). Any notice of termination given by Prosperity to Employee under Section 7.1(a) above shall specify whether such termination is with or without Cause (as defined in Section 8.4 hereof.

8. Obligations of Prosperity Upon Termination.

8.1 Cause and Other than for Good Reason-Change in Control. If Prosperity terminates this Agreement with Cause (as defined in Section 8.4) pursuant to Section 7.1(a) above, or if Employee terminates this Agreement without Good Reason-Change in Control pursuant to Section 7.1(a) hereof, this Agreement shall terminate without further obligations to Employee, other than those obligations owing or accrued to, vested in, or earned by Employee through the date of termination, including, but not limited to:

(a) to the extent not theretofore paid, Employee’s Base Salary in effect at the time of such termination through the date of termination; and

(b) any accrued vacation pay not yet paid by Prosperity; and

(c) all other amounts or benefits owing or accrued to, vested in, earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of Prosperity.

The aggregate amount of such obligations owing or accrued to, vested in, or earned by Employee through the date of termination shall be paid by Prosperity to Employee in cash in one lump sum within thirty (30) days after the date of termination.

8.2 Good Reason-Change in Control; Other than for Cause Before or After a Change in Control. If Employee terminates this Agreement with Good Reason-Change in Control pursuant to Section 7.1(a) hereof, or if Prosperity terminates this Agreement without Cause before or after the occurrence of a Change in Control pursuant to Section 7.1(a) hereof, Prosperity shall pay to Employee cash in one lump sum, less applicable withholding deductions, within thirty (30) days after the date of termination the aggregate of the following amounts (the “Change in Control-Lump Sum Payment”):

(i) to the extent not theretofore paid, Employee’s Base Salary at the annual rate in effect at the time of such termination through the date of termination; and

(ii) to the extent not theretofore paid, any bonus through the date of termination; and

(iii) any accrued vacation pay not yet paid by Prosperity; and

(iv) all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of Prosperity; and

(v) an amount equal to three (3) times the Employee’s Base Salary in effect at the time of such termination.

8.3 Death or Disability.

(a) If Employee’s employment is terminated under Section 7.1(b) hereof by reason of Employee’s death, Prosperity shall pay to Employee’s legal representatives, within thirty (30) days after the date of Employee’s death, cash in one lump sum, less applicable withholding deductions, equal to aggregate of the following amounts:

(i) to the extent not theretofore paid, Employee’s Base Salary at the annual rate in effect at the time of death through the date of death; and

(ii) any accrued vacation pay not yet paid by Prosperity; and

(iii) all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of death under the then existing or applicable plans, programs, arrangements, and policies of Prosperity.

Anything in this Agreement to the contrary notwithstanding, the Employee’s legal representatives or beneficiaries shall be entitled to receive benefits provided under the then existing or applicable plans, programs, or arrangements and policies of Prosperity relating to death.

(b) If Employee’s employment is terminated under Section 7.1(b) hereof by reason of Employee’s Disability, Prosperity shall pay to Employee, within thirty (30) days after the date of termination by reason of Employee’s Disability, cash in one lump sum equal to the aggregate of the following amounts, less applicable withholding deductions:

(i) to the extent not theretofore paid, Employee’s Base Salary at the annual rate in effect at the time of such termination through the date of such termination; and

(ii) any accrued vacation pay not yet paid by Prosperity; and

(iii) all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of Prosperity.

Anything in this Agreement to the contrary notwithstanding, the Employee or the Employee’s legal representatives or beneficiaries shall be entitled to receive benefits provided under the then existing or applicable plans, programs, or arrangements and policies of Prosperity relating to disability. As used herein, “Disabled” shall mean total disability as determined pursuant to the Prosperity’s long term disability plan or, if no such plan shall be in effect, by the Board of Directors of the Company in accordance with their reasonable business judgment and the normal personnel practices of Prosperity.

8.4 Cause. As used in this Agreement, the term “Cause” means (i) willful misconduct by Employee, (ii) the gross neglect by Employee of his duties as an employee, officer or director of Prosperity which continues for more than thirty (30) days after written notice from Prosperity to Employee specifically identifying the gross negligence of Employee and directing Employee to discontinue same, (iii) the commission by Employee of an act, other than an act taken in good faith within the course and scope of Employee’s employment, which is directly detrimental to Prosperity and which act exposes Prosperity to material liability, (iv) the Employee having been indicted for or convicted of any felony or other crime involving moral turpitude, or (v) current illegal use of narcotics, illegal drugs or controlled substances by Employee, or the current use of alcohol by the Employee to an extent which materially impairs the performance of Employee’s duties.

8.5 Good Reason-Change in Control. As used in this Agreement, the term “Good Reason-Change in Control” means after the occurrence of a Change in Control (as defined in Section 8.6) and a determination by Employee that any one or more of the following events has occurred:

(a) the assignment by Prosperity to Employee of duties that are inconsistent with the position of President at the time of such assignment, or the removal by Prosperity from Employee of those duties usually appertaining to the position of President at the time of such removal; or

(b) a change by Prosperity, without Employee’s prior written consent, in Employee’s responsibilities to Prosperity as such responsibilities existed at the time of the occurrence of such Change in Control (or as such responsibilities may thereafter exist from time to time as a result of changes in such responsibilities made with Employee’s prior written consent); or

(c) the failure of Prosperity to continue to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with the position of President and Employee’s responsibilities to and position with Prosperity at the time of the occurrence of such Change in Control and not materially dissimilar to the office space, related facilities and support personnel provided to other key executive officers of the Bank; or

(d) a reduction by Prosperity in the amount of Employee’s Base Salary specified in Section 4.1(a) (or as subsequently increased) and as in effect at the time of the occurrence of such Change in Control, or a failure of Prosperity to pay such Base Salary to the Employee at the time and in the manner specified in Section 4.1(a) of this Agreement; or

(e) the relocation, without Employee’s prior written consent, of Prosperity’s principal executive offices to a location outside the county in which such offices are located at the time of the occurrence of such Change in Control; or

(f) the failure of Prosperity to obtain the assumption by any successor to Prosperity of the obligations imposed upon Prosperity under this Agreement, as required by this Agreement; or

(g) the employment of Employee under this Agreement is terminated by Prosperity without Cause; or

(h) Prosperity notifies Employee of Prosperity’s intention not to observe or perform one or more of the obligations of Prosperity under this Agreement; or

(i) Prosperity breaches any provision of this Agreement.

8.6 Change in Control. As used herein, the term “Change in Control” shall mean the occurrence with respect to Prosperity of any of the following events: (a) the acquisition of all or substantially all of the assets of the Company or the Bank, (b) the acquisition of securities representing 25% or more of the issued and outstanding voting securities of the Company or the Bank or (c) the Company or the Bank is acquired pursuant to a merger, consolidation or other corporate reorganization.

8.7 Limitation of Payments. Notwithstanding anything in this Agreement to the contrary, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)) and the payments provided for in this Agreement, together with any other payments which Employee has the right to receive from Prosperity, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and Employee is not subject to any agreement providing for “gross-up” payments to Employee of such amounts as may be necessary to pay any applicable excise tax under

Section 4999 of the Code and any applicable income tax relating thereto, the total amount of all such payments that constitute “parachute payments” shall be reduced to an amount that is one dollar ($1.00) less than three (3) times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) so that no portion of such payments to Employee shall be subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall occur only if such reduction will result in a greater net after-tax payment to Employee than would the payment of all such amounts without reduction (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

8.8 Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s termination of employment, Employee is a “specified employee” as defined in Section 409A of the Code, no payment or benefit will be provided under this Section 8 until the earliest of (A) the date which is 6 months after the date of Employee’s termination of employment, or (B) the date of Employee’s death. The first sentence of this paragraph shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Prosperity may reform such provision; provided that Prosperity shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

9. Notices. Any notice under this Agreement must be in writing and may be given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person. For purposes of notice, the address of Employee or any administrator, executor or legal representative of Employee or his estate, as the case may be, shall be the last address of the Employee on the records of Prosperity. The address of the Company and the Bank shall be its respective principal business address.

10. Governing Law. This Agreement shall be governed by the laws of the State of Texas.

11. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes any other employment agreements or understandings, written or oral, between the parties. This Agreement may only be amended in writing signed by the parties; provided, that no amendment to this Agreement shall be effective unless authorized by resolution of the Boards of Directors of the Company and the Bank and signed on behalf of each of the Company and the Bank by a duly authorized officer of the Company and the Bank, respectively, other than Employee.

12. Remedies, Modification and Separability. Employee and Prosperity agree that Employee’s breach of Sections 5 and 6 of this Agreement will result in irreparable harm to Prosperity, that no adequate remedy at law is available, and that Prosperity shall be entitled to injunctive relief; however, nothing herein shall prevent Prosperity from pursuing any other remedies at law or at equity available to it. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 5 or 6 unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of Prosperity and Employee and to award injunctive relief, or damages, or both, to which Prosperity may be entitled. If any provision of this Agreement is declared by a court of last resort to be invalid, Prosperity and Employee agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable to two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

13. Preservation of Business; Fiduciary Responsibility. Employee shall use his best efforts to preserve the business and organization of Prosperity, to keep available to Prosperity the services of its present employees and to preserve the business relations of Prosperity with suppliers, distributors, customers and others. Employee shall not commit any act which would injure Prosperity. Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his Office.

14. Successors; Binding Agreement. This Agreement is personal to Employee and without the prior written consent of the Company and the Bank shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon each of the Company and Bank and its respective successors and assigns. Prosperity shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company or the Bank to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Employee, all of the obligations of Prosperity under this Agreement. As used in this Agreement, the terms “Company,” “Bank” and “Prosperity” shall mean the Company, the Bank and Prosperity as hereinbefore defined and any successor to their respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

15. Waiver of Breach. The waiver by Prosperity of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by Prosperity of any subsequent breach of Employee.

16. Revocation of Previous Employment Agreements. Any and all previous employment agreements existing between the Company and/or the Bank and Employee are revoked and canceled.

17. Headings. The section headings in this Agreement are for convenience of reference and shall not be used in the interpretation or construction of this Agreement.

18. Attorney’s Fees. In the event Prosperity or Employee breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then the breaching or defaulting party agrees to pay the other party the reasonable attorney’s fees and costs incurred to enforce this Agreement.

19. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman of the Board and
Chief Executive Officer

PROSPERITY BANK

By:	/s/ David Zalman
David Zalman
Chairman of the Board and
Chief Executive Officer

EMPLOYEE

/s/ James D. Rollins III
James D. Rollins III